EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Blake Stowell	Tia Hejny
The SCO Group, Inc.	The SCO Group, Inc.
bstowell@sco.com	thejny@sco.com
Tel: (801) 932-5703	Tel: (801) 932-5709
www.sco.com	www.sco.com

The SCO Group Announces Second Quarter Fiscal 2006 Results

LINDON, Utah — June 8, 2006 ― The SCO Group, Inc. (Nasdaq: SCOX), a leading provider of UNIX® software technology for distributed, embedded and network-based systems, today reported results for its fiscal second quarter ended April 30, 2006.

Revenue for the second quarter of fiscal year 2006 was $7,126,000 as compared to $9,258,000 for the comparable quarter of the prior year.  The net loss for the second quarter of fiscal year 2006 was $(4,694,000), or $(0.22) per diluted common share, as compared to a net loss of $(1,962,000), or $(0.11) per diluted common share, for the comparable quarter of the prior year.  Included in the net loss for the second quarter of fiscal year 2006 was $432,000 of stock-based compensation expense, which represented the fair value of equity awards issued by the Company to employees as required by SFAS No. 123(R).  Included in the net loss for the second quarter of fiscal year 2005 was $7,000 of stock-based compensation expense.  The increase in the net loss was attributable to continued competitive pressures on the Company’s UNIX products and services which adversely impacted revenue and from legal expenses incurred in connection with the Company’s litigation with IBM.

“Despite our revenue decline and net loss, we remain committed to and optimistic about our business strategy,” said Darl McBride, president and CEO of The SCO Group. “We are encouraged by the progress we are making in the development and deployment of our EdgeClick mobile development platform and Me Inc. mobile services. Unlocking the value of our core UNIX business will be difficult until we resolve the issues raised by our intellectual property litigation.”

Revenue for the six months ended April 30, 2006 was $14,469,000 as compared to $18,123,000 for the six months ended April 30, 2005.  The net loss for the six months ended April 30, 2006 was $(9,275,000), or $(0.45) per diluted common share, as compared to a net loss of $(4,923,000), or $(0.28) per diluted common share, for the six months ended April 30, 2005.

Cash and cash equivalents and available-for-sale marketable securities were $18,624,000 as of April 30, 2006.

The Company’s Business

During the second quarter of fiscal year 2006, the Company introduced a number of new products to the market from both its UNIX and mobile businesses.  The Company completed its work with MySQL AB to certify the commercial version of the popular MySQL 5 database platform on SCO OpenServer 6.  The Company also began shipping an Online Data Manager and Mirroring product for SCO OpenServer 6.  In addition, the Company provided updated maintenance packs for SCO OpenServer 6, UnixWare 7.1.4 and SCOoffice 4.1.

The Company introduced its EdgeClick mobile development platform as well as Me Inc. mobile services during the second quarter of fiscal year 2006.  This entry into the mobile services market has required a multi-year development effort using Web services and other development tools.  The result has been the introduction of the Company’s EdgeClick mobile development platform that allows SCO solution partners to create and customize mobile services for their customers.  The EdgeBuilder SDK which will provide the tools necessary for developers to mobilize existing applications and develop new mobile applications is expected to be released during the third quarter of fiscal year 2006.

In addition to creating the EdgeClick mobile development platform, the Company has introduced new mobile services of its own known as Me Inc. mobile services.  Me Inc. mobile services allow users to communicate and collaborate using Me Inc. Shout and Vote services.  The Company plans to introduce additional Me Inc. mobile services throughout the year on a variety of smart handheld devices.  These services can also be extended to PC users.  These new Me Inc. services have begun generating monthly recurring revenue.

The Company plans to show these and many other mobile services at various corporate events throughout the year and its SCO Forum 2006 annual conference taking place August 6-9 in Las Vegas.

Litigation Update

Legal and other expenses incurred in connection with the Company’s litigation with IBM were $3,762,000 for the second quarter of fiscal year 2006.  Because of the unique and unpredictable nature of this litigation, the occurrence and timing of certain expenses is difficult to predict, and will be difficult to predict for the upcoming quarters.

On June 5, 2006, the Company agreed to replenish the $5,000,000 escrow account to cover future expert, consulting and other expenses as was anticipated when the escrow account was established.

Conference Call

As previously announced, The SCO Group will host a conference call at 5:00 p.m. EDT today, June 8, 2006, to discuss the fiscal second quarter results. To participate in the teleconference, please call toll free 1-800-210-9006 or use the toll number 1-719-457-

2621; confirmation code: 9624972, approximately five minutes prior to the time stated above. A listen-only Web cast of the call will be broadcast live with a replay available the following day. The Webcast and replay may be accessed from http://ir.sco.com/events.cfm.

Forward-Looking Statements

The statements contained in this press release regarding (i) the Company’s commitment to its business strategy, (ii) the anticipated release of EdgeBuilder SDK, and its benefit to developers, (iii) the introduction of additional Me Inc. mobile services, (iv) the monthly revenue attributable to Me Inc. services, and (v) the Company’s plan to show its services at various events throughout the year, that are not historical facts are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to risks and uncertainties.  We wish to advise readers that a number of important factors could cause actual results to differ materially from historical results or those anticipated in such forward-looking statements.  These factors include, but are not limited to, continued competitive pressure on our operating system products which could impact the Company’s results of operations, increased or unforeseen legal costs related to our litigation, and the inability to devote sufficient resources to the development and marketing of Me Inc. or other UNIX products.  These and other factors that could cause actual results to differ materially from those anticipated are discussed in more detail in the Company’s periodic and current filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended October 31, 2005, and its subsequent Form 10-Q.  These forward-looking statements speak only as of the date on which such statements are made, and The SCO Group undertakes no obligation to update such statements to reflect events or circumstances arising after such date.

About The SCO Group

The SCO Group (NASDAQ: SCOX) is a leading provider of UNIX software technology for distributed, embedded and network-based systems, offering SCO OpenServer for small to medium business, UnixWare for enterprise applications, and Me Inc. and EdgeClick for mobile services. SCO’s highly innovative and reliable solutions help millions of customers grow their businesses everyday, from SCO OpenServer on main street to UnixWare on Wall Street, and beyond. SCO owns the core UNIX operating system, originally developed by AT&T/Bell Labs and is the exclusive licensor to UNIX-based system software providers.

Headquartered in Lindon, Utah, SCO has a worldwide network of thousands of resellers and developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit http://www.sco.com.

SCO, SCO OpenServer, Me Inc., EdgeClick, and the associated SCO logo are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. UNIX and UnixWare are registered trademarks of The Open Group. All other brand or product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

The SCO Group Announces Second Quarter Fiscal 2006 Results

Condensed Consolidated Balance Sheets Data

(unaudited, in thousands)

	April 30,	October 31,
	2006	2005
Assets:
Cash and cash equivalents	$9,524	$4,272
Restricted cash	3,340	5,690
Available-for-sale marketable securities	9,100	6,165
Accounts receivable, net	5,109	6,343
Other	1,728	2,454
Total current assets	28,801	24,924
Property and equipment, net	575	578
Intangibles, net	1,353	2,707
Other	732	739
Total assets	$31,461	$28,948

Liabilities:
Accounts payable	$3,669	$2,197
Accrued payroll and other expenses	5,280	5,774
Deferred revenue	3,383	3,841
Other	4,776	4,443
Total current liabilities	17,108	16,255
Long-term liabilities	265	338
Common stock subject to rescission	—	1,018
Stockholders’ equity	14,088	11,337
Total liabilities and stockholders’ equity	$31,461	$28,948

The SCO Group Announces Second Quarter Fiscal 2006 Results

Condensed Consolidated Statements of Operations Data

(unaudited, in thousands, except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2006	2005	2006	2005

Products revenue	$5,703	$7,838	$11,703	$15,142
SCOsource licensing revenue	34	30	64	100
Services revenue	1,389	1,390	2,702	2,881
Total revenue	7,126	9,258	14,469	18,123
Cost of products revenue	497	563	1,081	1,207
Cost of SCOsource licensing revenue	3,762	2,889	7,772	6,382
Cost of services revenue	709	746	1,346	1,495
Total cost of revenue	4,968	4,198	10,199	9,084
Gross margin	2,158	5,060	4,270	9,039
Operating expenses:
Sales and marketing	2,857	2,970	5,545	5,914
Research and development	1,886	2,117	3,757	4,205
General and administrative	1,718	2,036	3,310	3,799
Amortization of intangibles	593	593	1,185	1,186
Total operating expenses	7,054	7,716	13,797	15,104
Loss from operations	(4,896)	(2,656)	(9,527)	(6,065)
Equity in income (loss) of affiliate	—	17	(8)	70
Other income, net	316	800	461	1,309
Loss before provision for income taxes	(4,580)	(1,839)	(9,074)	(4,686)
Provision for income taxes	(114)	(123)	(201)	(237)
Net loss	$(4,694)	$(1,962)	$(9,275)	$(4,923)
Basic and diluted net loss per common share	$(0.22)	$(0.11)	$(0.45)	$(0.28)
Weighted average basic and diluted common shares outstanding	20,994	17,913	20,520	17,831